FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 30, 2003
(date of earliest event reported March 21,2003)

Commission File Number:  0-11596


ExperTelligence, Inc.
(Exact name of registrant as specified in its charter)

California                                     95-3506403
(State or Other Jurisdiction of            (I.R.S. Employer
     Incorporation)                        Identification No.)

614 Chapala Street, Santa Barbara, California 93101
(Address of principal executive offices and zip code)


Registrant's telephone number:  (805) 962-2558

Item 5 - OTHER EVENTS
On March 21, 2003, Expertelligence (the "Company") announced that it has purchased a $251,000 promissory note and related warrants from a private investor in 3DStockCharts.com, a company in which ExperTelligence already holds a 64.2% ownership interest. The note was purchased with 260,509 shares of common stock in ExperTelligence. ExperTelligence is now not only the largest shareholder but also the largest creditor of 3DStockCharts.

3DStockCharts.com sells real-time stock market data. It combines live data from the six largest ECNs (Electronic Communications Networks) into a single real-time data stream. Moreover, this data includes the "full book," meaning it includes all bids and asks, not just the last executed price. The company sells this data in a variety of forms, including charts, graphs, tables, streaming tickers, and snap quotes. The data is available through the company's web site at www.3dstockcharts.com.

The company's signature chart is a live, three-dimensional chart showing all bids and asks for a stock, with price and volume, updated every two seconds, showing changes over time. In essence, the entire activity in a stock -- as it is happening -- can be watched on a single screen. Stock traders use 3DStockCharts for gauging buying and selling pressure and momentum, watching the effect of minute-by-minute news on a stock, and (especially after-hours) taking advantage of arbitrage opportunities between ECNs. Longer-horizon investors use 3DStockCharts for timing their moves into and out of the market, squeezing the most profit out of each move.

3DStockCharts.com was started in 1999 as a subsidiary of ExperTelligence. In November, 1999, it was was spun off as a separate entity and raised
$1 million in capital on its own, and then raised another $3 million
in April of 2000 at a $32 million valuation.   The company has
facilities in New York City, with its corporate and development offices located in Santa Barbara, California.

ExperTelligence Inc., founded in 1980, has operated as a technology incubator, creating over 15 separate products and 7 patents to date. Its flagship product is a new real-time profile-based advertising network called Advertising Commerce Network. The company has approximately 2.6 million shares outstanding, and is traded over the counter. The company's website is at www.expertelligence.com.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2003
ExperTelligence, Inc.
By: /s/ William Urschel
Name: William Urschel
Title: CEO


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